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                                                                    EXHIBIT 11.1

                                VISIO CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                 IN THOUSANDS EXCEPT NET INCOME (LOSS) PER SHARE

                                   (UNAUDITED)

                                                                                                 YEAR ENDED
                                                                                                SEPTEMBER 30,
                                                                                    -----------------------------------
                                                                                     1996          1995          1994
                                                                                    -------       -------       -------
Weighted average common shares outstanding                                           13,089         5,383         4,686
Net effect of dilutive stock options calculated using the treasury stock method
   and the average stock price                                                        1,343           867             0
Net effect of dilutive stock warrants calculated using the treasury stock
   method and the average stock price                                                   144            24             0
Weighted average common shares giving effect to the conversion of convertible and redeemable preferred stock into common stock
                                                                                        n/a         5,059             0
Net effect of preferred stock issued, stock options exercised and stock options granted during the 12 months prior to the Company's filing of it's initial public offering, calculated using the treasury stock method at the offering price of $16.00 per share
   Preferred stock issued                                                               n/a            85           n/a
   Stock options exercised                                                              n/a            83           n/a
   Stock options granted                                                                n/a           337           n/a
                                                                                    -------       -------       -------
         Total                                                                       14,576        11,838         4,686
                                                                                    =======       =======       =======

Net Income (loss)                                                                   $11,091       $ 2,346       $  (152)
                                                                                    =======       =======       =======

Net income (loss) per share                                                         $  0.76       $  0.20       $ (0.03)
                                                                                    =======       =======       =======
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